Exhibit 99

Live Current Media Announces 2010 Q2 Results

Gross Profit Increases to 43.8% as a result of Shift to Luxury Perfume Strategy

Business Wire: August 17, 2010

VANCOUVER — Live Current Media Inc. (OTCBB:LIVC), an e-commerce company that owns and operates the luxury fragrance brand, www.perfume.com, as well as a portfolio of other domain names, today announced Q2 results.

Revenue for the three and six months ended June 30, 2010 was $696,376 and $1,604,610, respectively. Revenue was down from the same periods last year by 59.2% for the quarter and 53.6% for the six month period. This decrease in revenue was anticipated and occurred partly as a result of the economic recession and partly as a result of the Company’s decision to transition the primary business unit, www.perfume.com, from a discount website into a luxury perfume destination site and to charge full retail prices for the products. As a result of that shift in strategy, gross profit percentages increased during the quarter from 22.8% in Q2 of 2009 to 43.4% during the same quarter this year. Operating and overhead expenses were reduced during the period by 23.26% to $1,150,917 compared to $1,499,800 during the same period last year. Of this total, $144,240 represents one-time severance charges paid to departing senior employees. Non-cash charges accounted for $190,758 of these costs, reducing cash operating and over head costs to $ 815,919 for the Q2.  Management believes the recently announced additional reductions in the number of employees, in office rent expense as a result of moving to a smaller office facility in Vancouver, and other operational efficiencies, will further reduce cash outflows relating to quarterly operating expenses to approximately $600,000 starting in Q4 of this year.

Live Current made significant improvements to its balance sheet during the quarter, with an improvement in its current ratio and a large reduction in liabilities, from $2,842,407 at December 31, 2009 to $1,851,600 for the period ended June 30, 2010. Subsequent to quarter end, the Company recently raised $595,000 in new capital and with the proceeds of that investment will be able to meet its ongoing obligations and finance an investment in perfume inventory.

The following are some additional selected financial results from Q2:

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Net Loss for the 6 months ended June 30, 2010 was $311,945, compared to $2,331,839 for the same period last year. Without severance accruals during these periods, the net loss in the 2010 period was only $167,705 compared to over $2 million in the same period of 2009;

●	Loss per share for the 6 months ended June 30, 2010 is $0.01 per share compared to $0.10 last year;

●	Working capital deficiency has improved from $1,216,325 at the 2009 year end to $800,437 at June 30, 2010;

●	The period ended June 30, 2010 saw a net increase to cash of almost $100,000, as compared to a decrease to cash during the 2009 period of over $2.5 million.

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Management fees and salaries are expected to continue to decrease as senior employees separated from service during the second quarter of 2010, therefore these salaries will no longer be included in these expenses for the remainder of the year;

●	Accounting gains from sales and sales-type lease of domain names, including the full realization of the gains on sale from www.cricket.com, totaled over $1m;

The Company also announces that it has made progress in a number of key areas that are important milestones in achieving its strategic goal of launching a new luxury perfume site at www.perfume.com:

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The Company established a 3PL “pick and pack” facility in Mt. Olive, New Jersey where it will store inventory and fulfill orders. The Perfume.com customer service team will also be located in Mt. Olive.

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Perfume.com has come to an agreement with a major supply partner of the major perfume brands which will allow Perfume.com to purchase, at wholesale rates, the latest fragrance brands that are not readily available on-line at other perfume e-commerce websites. Management believes that this relationship will provide Perfume.com with an advantage in search and order fulfillment and that having access to the newest fragrances will generate more traffic to the perfume.com site and create consumer loyalty as well as increase the rate of conversions.

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As a result of negotiations with a number of premium perfume brands, Perfume.com will be allowed to purchase inventory directly from these manufacturers. These brands have also expressed an interest in paying Perfume.com to establish a boutique within the main perfume.com website and to do co-operative advertising.

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The new website reflecting the new strategy will launch in mid-September, positioning Perfume.com for the critical holiday buying season. The new site has been developed by New York based Pod 1, a development firm that has done work for Net a Porter, Lord and Taylor, Jigsaw and Anna Hindmarch among other highly successful on-line retail operations. The new site will incorporate many of the latest technologies and content management tools enabling Perfume.com to use both the creative material of the brands, including video, as well as unique content developed by Perfune.com as “point of sale” tools.

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Perfume.com has recently hired Michael Haslett as an inventory buyer. Mike has many years of experience in the perfume industry and the Company anticipates that he will be able to leverage his relationships and knowledge to ensure that Perfume.com’s gross margins continue to grow.

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Live Current has completed the transition and integration of Netsuite’s ERP system that will be fully integrated with the new Perfume.com website and e-commerce platform built on the Magento eCommerce platform. Management expects this upgrade to provide Live Current with a more efficient “back end”, allowing for line by line reconciliations and automated reporting.

Projected revenue for the year ending December 31, 2010 is expected to be approximately $3.75 million, down about 48% from 2009. The net margin, however, is expected to be $1.43 million, down only 10.7% from the year earlier. Both revenue and net margin are expected to continue to grow with the net margin contribution in 2011 expected to exceed that of any previous year in the Company’s history. Management expects  2011 revenues to grow to between $5.4 M (low) and $6.6 M (high) and in 2012 to between $7.6 M (low) and $11.6 M (high), with net margins of approximately 50%. Management’s business plan forecasts cash flow from operations to be at breakeven in 2012.
Senior management will host a conference call and webcast on Thursday, August 19, 2010, at 5:00 p.m. Eastern Time to discuss the Company’s second quarter 2010 financial results and provide an update on general business developments.

To access the live conference call, dial 1-866-212-4491 (U.S./Canada Toll-Free) or 416-800-1066 (International). The live webcast information of the conference call will be available on the “Investors” section of the Company’s website, at http://livecurrent.com/investors.php.

Following the prepared remarks, Geoffrey Hampson, Chairman and CEO, will answer questions as time permits. Instructions for asking questions during the call will be given at the beginning of the question period. Priority will be given to addressing questions submitted in advance, and participants may submit questions via email to information@livecurrent.com by 11:00 a.m. Eastern time on Thursday, August 19, 2010.

Replay access of the teleconference will be available on the Investors section of Live Current’s corporate website for 30 days following the call.

About Live Current Media Inc.
Live Current owns one of the most powerful and engaging content and commerce destinations on the Internet in www.perfume.com. This site and others in the Company’s portfolio can be built into subject-specific DestinationHubs™, that can connect people to each other and to the information, brands, and products they are passionate about. Live Current has headquarters in Vancouver, Canada with an office in Washington, W.A. and New York City, N.Y. and is publicly traded on the OTCBB (LIVC). For more information, visit www.livecurrent.com.

All statements in this press release that are not statements of historical fact are forward-looking statements, including particularly statements of projected future revenues and net margins and the Company’s expectation that it will break even in 2012, as well as any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; pricing pressures; changes in operating expenses; our ability to raise capital as and when we need it and other factors.  Live Current Media Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Contact:

Live Current
Andrea Laird
Investor Relations Contact
604-453-4870 or 1-866-898-4354
andrea@livecurrent.com